Exhibit 10.21

ALTUS POWER, INC.

2200 Atlantic Street, Floor 6

Stamford, CT 06902

December 9, 2021

[    ]

VIA EMAIL

Re: Board of Directors

Dear [    ]:

Altus Power, Inc. is pleased to offer you an opportunity to join our Board of Directors (the “Board”) upon consummation of an anticipated business combination with CBRE Acquisition Holdings, Inc., a Delaware corporation (the ultimate public company being the “Company”). Your appointment will take effect upon the consummation of the aforementioned anticipated business combination (the “Transaction”). This letter agreement outlines the terms of your appointment.

As a Board member, you will participate in regularly scheduled and special Board meetings, which are expected to occur approximately 5 to 7 times per year (telephonically or in person), and in no event fewer than 4 times per year, meet or otherwise periodically confer with committees of the Board and Company executives, and provide such other services as are customary and appropriate for Board members (the “Services”). The Company will reimburse you for reasonable travel and other incidental expenses approved by the Company, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

As consideration for your Services, you will be entitled to receive the following:

•	An annual cash retainer of $[ ], payable in equal quarterly installments;

•

A one-time grant of restricted stock units (“RSUs”) with respect to [    ] shares of the Company’s Class A Common Stock, which will commence vesting upon the consummation of the Transaction and vest in equal annual installments on each of the first two anniversaries of the vesting commencement date; and

•	An annual grant of RSUs, as follows:[ ]

o

First year: a grant of RSUs with respect to [    ] shares of the Company’s Class A Common Stock, which will commence vesting upon the consummation of the Transaction and vest in full on the first anniversary of such vesting commencement date.

o

Subsequent years: at the discretion of the Compensation Committee of the Board, a grant of RSUs with respect to shares of the Company’s Class A Common Stock on terms and conditions (including grant value and vesting provisions) comparable to similarly situated directors.

You are not an employee of the Company and have no authority to bind the Company by contract or otherwise. You will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to you for taxes. Any taxes shall be solely your responsibility.

You acknowledge that as a result of your service as a director you will obtain confidential information and proprietary information relating to or provided by the Company and its affiliates (including, but not limited to, its stockholders and customers). During and after your service with the Company, you shall not use for your benefit or disclose confidential information, proprietary information, or knowledge or data relating to or provided by the Company and its affiliates. You represent and warrant that you have the full right and power to enter into and perform this letter agreement and there is no other existing contract or duty on your part inconsistent with the terms of this letter agreement (including, but no limited to, any conflict of interest policy).

In addition, you will receive indemnification as a director of the Company, which will be set forth in the Company’s certificate of incorporation and bylaws and in the Company’s standard form of indemnification agreement.

While you serve on the Board, please notify the Company’s legal department of any conflicts of interests that may arise with respect to the Company.

Your relationship with the Company as a director shall be governed by the charter documents of the Company and any such other agreements that you and the Company enter into from time to time. This letter agreement, along with the other documents referred to herein, collectively constitute the entire agreement between you and the Company. This agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in a writing signed by a duly authorized officer of the Company.

You consent to be named in the Registration Statement on Form S-4 filed in connection with the Transaction, and any amendments thereto, as a person anticipated to become a director of the Company.

We hope that you will accept our offer to join the Company’s Board, and indicate your agreement with these terms and accept this offer by signing and dating this letter agreement.

Sincerely,

Altus Power, Inc.

Name:	Gregg Felton
Title:	Co-Founder and Co-Chief Executive Officer

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE

[ ]

[Form of Director Offer Letter]